SUPPLEMENT DATED OCTOBER 24, 1997
                      TO PROSPECTUS DATED OCTOBER 22, 1997
                             WASHINGTON MUTUAL, INC.


     On October 22, 1997, Acadia Partners, L.P., a Delaware limited partnership ("Acadia"), which is named in the Prospectus as a Selling Stockholder, made a liquidating distribution of an aggregate of 5,194,508 shares of common stock, no par value (the "Common Stock"), of Washington Mutual, Inc. (the "Company") to its limited partners in accordance with its Agreement of Limited Partnership. Certain of Acadia's limited partners have become parties to the Registration Rights Agreement, dated as of July 21, 1996, by and among Keystone Holdings Partners, L.P., the Federal Deposit Insurance Corporation and the Company. Accordingly, the number of shares of Common Stock which Acadia may sell pursuant hereto is reduced to the number set forth below opposite its name and the persons whose names are listed below Acadia's are added to the list of Selling Stockholders named in the Prospectus. The number of shares of Common Stock which each additional person may sell pursuant hereto is set forth opposite such person's name.

         Name                                                               No. of Shares
         Acadia Partners, L.P.                                                  232,415

         Acadia FW Partners, L.P.                                             2,415,025

         Lehman Brothers/Rosecliff, Inc.                                        311,712

         Umpawaug I Corp.                                                       229,522

         The Equitable Life Assurance Society                                   934,891
         of the United States

         Neuville Company, Inc.                                                  70,368

         Lehman Brothers Capital Partners I                                      27,105

         John Hancock Mutual Life Insurance
         Company                                                                 48,880

         Lerner Acadia Partners                                                 188,538

         SBOS, L.P.                                                               6,983

         The Bank of New York Company, Inc.                                      99,828

         Overseas Assets Holdings, Inc.                                         306,281

         Wells Fargo & Company                                                   90,139






                  Name                                                          No. of Shares

         Paribas North America, Inc.                                             60,094

         Xerox Credit Corporation                                               150,233

         Lehman Brothers Capital
         Partners II, L.P.                                                       38,559

         Mitsui Leasing Capital Corporation                                     174,452

         Performing Arts Fort Worth, Inc.                                         6,600

         Fort Worth Museum of Science and
         History                                                                 11,000

         World Wildlife Fund, Inc.                                                4,545

         Bass Foundation                                                         12,770



         The date of this Prospectus Supplement is October 24, 1997.


